Exhibit 10.2
January 7, 2009
Mr. David F. Dyer
300 Beach Drive N.E.
Apt. 2801
St. Petersburg, FL 33701
Dear Dave:
Please let this letter serve as an offer to join Chico’s FAS, Inc (the “Company” or “Chico’s”). Your signature where indicated will signify your acceptance of that offer. The following will outline the specifics:

Title:	President and Chief Executive Officer

Reporting to:	The Board of Directors

Base Salary:	$950,000.00 annually

Start Date:	January 7, 2009

Incentive Bonus:	Range: 0-175% of base salary earned during the annual bonus period, which is contingent upon the achievement of certain performance measures and goals consistent with goals for other Chico’s executives such as Earnings Per Share, Comparable Store Sales, Return On Invested Capital that are set at or near the beginning of each year by the Company’s Compensation and Benefits Committee (the “Plan”). The Target Bonus is 100% of base salary; threshold is 25%. Company performance below levels established, however, will result in no bonus payout. Achievement of results beyond the Plan level may pay up to 175% of base salary actually earned during the year. Payouts normally occur at or around the time of our earnings release in early March. The terms of the bonus, including eligibility, payouts and objectives, may be modified from time to time.

Stock Options:	A one-time grant of 600,000 non-qualified stock options with a grant date consistent with the Company’s procedures for equity grants and a grant price as follows:

•	200,000 options with an exercise price equal to the closing price of the Company’s stock on the grant date,

•	200,000 options with an exercise price equal to 125% of the closing price of the Company’s stock on the grant date, and

•	200,000 with an exercise price equal to 150% of the closing price of the Company’s stock on the grant date.

These options will vest over a 3-year period with one-third of each tranche vesting each year on the anniversary of the grant date and have a seven-year term. These options are intended to be a multi-year grant. Therefore, unless the Board of Directors determines otherwise, no additional options will be granted for 3 years. Details of your option award will be set forth in a separate grant certificate.

Performance Shares:	The opportunity to earn shares of the Company’s common stock, contingent upon the achievement of certain performance measures and goals over a three-year period (2009-2011) as determined by the Company’s Compensation and Benefits Committee. The Target number of shares is 300,000 with a range of 0-133% of Target depending on the level of the achievement of the performance measures and goals over the stated period. Details of your performance share award will be set forth in a separate grant certificate.

Severance and Change of Control:	If you are involuntarily terminated without “Cause,” or in the event of a “Change of Control” resulting in your voluntary termination with “Good Reason,” you may be entitled to the severance benefits set forth in Exhibit A to this letter. Eligibility and key terms are defined in Exhibit A. As a condition to receive the benefits listed in Exhibit A, you agree to execute the Company’s Form of Waiver and Release substantially in the form of the agreement attached as Exhibit B to this letter, Both parties acknowledge the inclusion of Restrictive Covenants, including a non-competition covenant and a non-raiding covenant, in Exhibit B.

Death/Disability:	In the event of your death or permanent disability, you will be entitled to the benefits set forth in Exhibit A to this letter. “Permanent

Disability” shall mean “disabled” as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

Restrictive Covenants:	In the event you violate any applicable restrictive covenant as set forth in Exhibit B to this letter, you agree to the immediate forfeiture of any unvested equity grants and the cancellation of all outstanding option grants. You also agree that any gains on option exercises within 6 months of the violation of the restrictive covenant are subject to claw-back. Forfeiture of equity grants and option gains may also apply in the event grounds for a “cause” termination are uncovered during the severance period.

409A Compliance:	Notwithstanding any provisions of this letter to the contrary and, to the extent applicable, this letter shall be interpreted, construed, and administered (including with respect to any amendment, modification, or termination of the letter), in such a manner so as to comply with the provisions of Code Section 409A and any related Internal Revenue Service guidance promulgated thereunder. In addition, for purposes of this letter, each amount to be paid or benefit to be provided to you pursuant to the letter, which constitutes deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A.

Delayed Payment:	Notwithstanding anything in this letter to the contrary, in the event the you are a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code), to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, any payment due and payable to the you hereunder as a result of your severance from service with the Company shall not be made before the date which is six (6) months after such severance from service.
You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Plan:	Medical/Dental/Vision

Notwithstanding anything in this letter to the contrary and regardless of the reason for your termination from the Company, you will eligible to receive continued health insurance benefits post-termination until you reach the age of 67; provided that you pay both the employee and employer portion of premium post-termination, and provided further that (i) benefits will be discontinued if and when you receive similar benefits from another employer, and (ii) Chico’s will not be obligated to provide health benefits to you if it no longer maintains a group health plan.

Eligibility Date: Effective the first day of your active employment.

Life Insurance:	Chico’s provides term insurance equal to 1X your base salary; in addition Chico’s provides accidental death and dismemberment insurance equal to 1X your base salary. Supplemental insurance is available for purchase.

Eligibility Date: Effective the first day of your active employment.

401(k) Plan:	Eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. You will be able to roll over existing qualified funds immediately.

Eligibility Date: First quarter after 12 months of employment.

Deferred
Compensation Plan:	As a highly compensated associate of Chico’s, you will have the opportunity to participate in the Chico’s Deferred Compensation Plan and to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during 2009, and up to 100% of your bonus paid for 2009, payable in March 2010 in accordance with the terms of the plan.

Eligibility Date: Immediately upon hiring.

Stock Purchase Plan:	To the extent made available to other officers of Chico’s, the opportunity to purchase Chico’s stock directly from the Company for a discount, two times a year, in March and September.

Eligibility Date: First offering period following one year of employment.
We hope you view this opportunity as a chance to have a positive impact on Chico’s while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico’s FAS, Inc. is an at-will employer, meaning that either you or Chico’s (subject to severance benefits outlined in Exhibit A) are free to end the employment relationship at any time, with or without notice or cause.

Please indicate your acceptance of our offer by signing below and returning to my attention. By signing this letter you warrant your acknowledgement the at-will nature of our relationship, and that you are not a party to any agreement that would bar or limit the scope of your employment with Chico’s.
Dave, we are looking forward to having you on our Chico’s team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience.
If you have any questions, please feel free to call me at your convenience.
Very truly yours,
/s/ Ross Roeder
Ross Roeder
Chico’s FAS, Inc.
Accepted by:

/s/ David F. Dyer	January 7, 2009

David F. Dyer	Date

EXHIBIT A
In the event of your involuntary termination without Cause, as defined below, other than a termination within 24 months following a Change in Control (defined below), you will be entitled to the following:
1)	If termination occurs within the first year of employment, payments equal to two (2) times the sum of base salary and target bonus, payable in monthly installments over two years. Payments will commence on the thirty-fifth (35th) day following your termination of employment, provided that (i) you have executed the waiver and release agreement, and (ii) the required revocation period has expired.

2)	If termination occurs after the first year of employment, payments equal to the sum of base salary and target bonus, payable in monthly installments over one year. Payments will commence on the thirty-fifth (35th) day following your termination of employment, provided that (i) you have executed the waiver and release agreement, and (ii) the required revocation period has expired.

3)	A pro-rated bonus for the applicable bonus period based on actual company performance that would otherwise have been payable to you. Payments will be made after year-end results are measured, but in no event later than two and one-half months after the end of the year.

4)	A pro-rata vesting of stock options based on the amount of time worked through termination date. You may exercise any vested options for three years after termination or the remaining term of the options, whichever is less.

5)	A pro-rata number of Performance Shares based on the shares that would have been earned at end of original performance period, pro-rated based on time worked through termination date. These shares will be paid as soon as possible after the end of the original performance period, but in no event later than two and one-half months after the end of such performance period.

6)	Continued health insurance coverage until age 67 provided that you pay both the employee and employer portion of premium post-termination, and provided further that (i) benefits will be discontinued if an when you receive similar benefits from another employer, and (ii) Chico’s will not be obligated to provide health benefits to you if it no longer maintains a group health plan; all other benefits continued for one year post-termination.

7)	All severance benefits are specifically conditioned on the Company receiving a signed waiver and release agreement from you as well as your continued compliance with the restrictive covenants.
“Cause” shall mean the occurrence of any of the following:
1)	Your conviction of, or entering a plea of no contest to, any felony;

2)	Your conviction of, or entering a plea of no contest to, any crime related to your employment by the Company, but specifically excluding traffic offenses;

3)	Your continued willful neglect of, refusal to perform, or gross negligence concerning, your duties, or engaging in willful misconduct in the performance of your duties, which has a material adverse affect on the Company;

4)	Your willful failure to take actions that are permitted by law and necessary to implement policies of the Company’s Board of Directors which the Board of Directors has communicated to you in writing, provided that minutes of a Board of Directors meeting that are provided to or made available to you shall be deemed communicated to you;

5)	Your material breach of the terms of the attached letter agreement; or,

6)	Drug or alcohol abuse by you, but only to the extent that such abuse has an obvious and material adverse affect on the Company or on the performance of your duties and responsibilities under this Agreement.
provided; however, that Cause shall not be found in any of the circumstances set forth above (other than in subparagraph (1), or (2) above or where the basis for the Cause determination is incapable of being cured) unless the relevant act or failure to act is not cured by you within ten (10) business days after the Company gives you written notice setting out a clear description of the circumstances alleged by the Company to constitute Cause hereunder.
In the event of your involuntary termination without Cause, or your voluntary termination with “Good Reason,” as defined below, in either case within 24 months following a Change in Control (CIC), you will be entitled to the following:
1)	An amount equal to two (2) times the sum of base salary and target bonus, payable in a lump sum. Payments will be made on the thirty-fifth (35th) day following your termination of employment, provided that (i) you have executed the waiver and release agreement, and (ii) the required revocation period has expired.
2)	A pro-rata vesting of stock options based on the amount of time worked through termination date. You may exercise any vested options for three years after termination or the remaining term of the options, whichever is less.

3)	Performance Shares — Upon a CIC, any unvested performance shares will be converted, without pro-ration, to time vested restricted stock units, with the number of restricted stock units based upon performance to the date of the CIC. In the event of your involuntary termination without “Cause” or your termination with “Good Reason,” as defined below, in either case within 24 months following the CIC, vesting of these restricted stock units will be accelerated and you will receive delivery of the shares within 60 days following such termination of employment.
“Good Reason” shall mean, without your express written consent, the occurrence of the following events, unless such events are corrected in all material respects by the Company within 30 days of your written notification to us that you intend to terminate your employment for “Good Reason and provided that you gave the Company notice within 90 days of the initial existence of such conditions:”
1)	Any material reduction in your then current titles or positions, or a material reduction in your then current duties or responsibilities; or

2)	Your failure to be re-elected or re-appointed to the Company’s Board of Directors.
In the event of your death or “Permanent Disability”, as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), You or your beneficiaries will be entitled to the following:
1)	All accrued but unpaid compensation.

2)	A pro-rata vesting of stock options based on the amount of time worked through your last date of employment. You or your beneficiaries may exercise any vested options for one year after your death or Permanent Disability or the remaining term of the options, whichever is less.

3)	Continued health insurance coverage until age 67 (or, in the case of death, until executive would have reached age 67) as set forth in the Letter; such benefits to be mitigated by similar benefits provided by new employer; all other benefits continued for one year post-termination.

A “Change in Control” shall mean:
A)	any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities;

B)	during any one-year period, individuals who at the beginning of such period constitute the Board of Directors, and any new director who is elected or nominated by the Board by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the one-year period or whose election or nomination was previously so approved, cease to constitute at least a majority of the Board;

C)	a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its ultimate parent outstanding immediately after such merger or consolidation; or

D)	the sale or disposition of all or substantially all of the Company’s assets.
Provided that a “Change in Control” shall not be deemed to have occurred unless it is a “change in control” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

EXHIBIT B
Confidential Executive Separation Agreement And Release
     This Confidential Executive Separation Agreement and Release (“Agreement”) is entered into between Chico’s FAS, Inc., its subsidiaries and affiliates, including but not limited to Chico’s Retail Services, Inc., White House | Black Market, Inc., Chico’s Distribution Services, LLC, SOMA by Chico’s, LLC and FitAppCo, LLC (collectively referred to in this Agreement as the “Company”) and ___(“Executive”).
     Executive’s employment by Company as its ___has been terminated effective ___(“Termination Date”). Company and Executive wish to provide for the payment of severance pay to Executive and the final settlement of all claims that Executive may have against Company and any of the other Released Parties named in this Agreement, including but not limited to claims arising out of his employment by Company and claims alleging an ownership interest in Company. Therefore, Company and Executive agree as follows:
1. Termination of Employment
     Executive acknowledges that his employment by Company has been terminated effective at the close of business on the Termination Date. He acknowledges that he has received all of his accrued salary and vacation pay up to and including that date. He shall not receive or accrue any salary or benefits after that date.
2. Severance Payments
     Company shall pay Executive severance payments and benefits in the amount and manner outlined in the Letter Agreement dated January 7, 2009.
3. General Release
     In exchange for the payments described in paragraph 2 above, Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, releases and waives any claims, charges, complaints, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, of any kind that he or his heirs, executors, administrators, successors and assigns had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever (the “Claims”) against, (a) Company and its subsidiaries and affiliates, including but not limited to Chico’s Retail Services, Inc., White House | Black Market, Inc., Chico’s Distribution Services, LLC, SOMA by Chico’s, LLC and FitAppCo, LLC; (b) the owners, shareholders, employees, officers, managers, supervisors, directors, agents, attorneys, partners, joint ventures, predecessors, successors and assigns of Company and its subsidiaries and affiliates; and (c) the employee benefit plans and plan administrators and fiduciaries of Company and its subsidiaries and affiliates (collectively referred to in this Agreement as the “Released Parties”) from the beginning of time through the date upon which he signs this Agreement. Notwithstanding the foregoing, nothing herein shall be considered as releasing; (i) any rights that Executive may have to indemnification and directors and officers liability insurance coverage; (ii) Executives’ right to enforce the terms of this Agreement; (iii) any rights that cannot be waived under applicable law; or (iv) any rights to workers’ compensation or unemployment insurance benefits.
     This General Release waives all Claims of any kind that Executive may have against the Released Parties from the beginning of time through the date upon which Executive signs this Agreement, including any Claim arising out of

(a) Executive’s employment by Company or the termination of that employment; (b) an alleged ownership interest in Company; (c) any express or implied contract; (d) any public policy violation or other tort; (e)any federal, state or local constitution, statute, regulation or ordinance (including statutory attorneys’ fees); or (f) any other law of any kind. It expressly waives all Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Worker Retraining and Notification Act, the Employee Retirement Income Security Act, and the Florida Civil Rights Act of 1992 (often referred to as the Florida Civil Human Rights Act). Executive represents that he has not filed against the Company or any of the Released Parties any complaints, charges or lawsuits arising out of his employment by the Company, or any other matter arising on or prior to the date he signs this Agreement. Executive covenants and agrees that he will not seek any personal recovery against the Company or any of the Released Parties arising out of any of the matters set forth in this paragraph 3.
4. Knowing and Voluntary Waiver
     By signing this Agreement, Executive acknowledges the following:
     (a) He has read and understands this Agreement.
     (b) He understands that the General Release set forth above waives rights or claims arising under the Age Discrimination in Employment Act.
     (c) He understands that he is not waiving any rights or claims under the Age Discrimination in Employment Act that may arise after the date on which he signs this Agreement.
     (d) He was not already entitled to the severance payments described above, and they are consideration in exchange for his waiver of rights or claims in this Agreement.
     (e) He is advised that he should consult with an attorney prior to signing this Agreement.
     (f) He understands that he has a period of 21 days to consider this Agreement before signing it.
     (g) He understands that he has a right to revoke this Agreement for seven days after signing it, and that it will not become effective or enforceable until that period has expired. To be effective, any revocation must be, in writing, to the Chief Human Resources Officer for the Company, and state, “I hereby revoke my acceptance of our Confidential Executive Separation Agreement and Release.” The revocation must be personally delivered to the Chief Human Resources Officer for the Company, or his designee, or mailed to the Chief Human Resources Officer for the Company and postmarked within seven calendar days of execution of this Agreement. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.
     (h) Revisions to this Agreement do not restart the 21 period set forth in this Section.
5. No Assignment of Claims
     Executive represents and warrants that he has not transferred or assigned to any other person or entity any of the claims that are waived or released by him in the General Release set forth above.
6. Non-Disclosure and Code of Ethics Agreements

     Executive acknowledges that he has surviving obligations under the Code of Ethics and the Non-Disclosure Agreement that he previously signed, which are incorporated into this Agreement by reference, and he agrees to comply with all of such obligations. Executive acknowledges that the Non-Disclosure Agreement prohibits him from using or disclosing, in any way, information relating to the compensation or contact information of current or former employees of the Company.
7. Employment with a Competitor
     Executive understands if he begins to work for a Direct Competitor of the Company, as an employee, director, or contractor, within twelve months from the Effective Date of this Agreement, he must immediately notify the Chief Human Resources Officer for the Company. Executive also understands if he does begin such work, all remaining severance payments under Section 2, above, will end. For the purposes of this Agreement, Direct Competitors of the Company are specifically defined as ___, ___, ___and ___. [Company to insert named competitors].
8. Confidentiality
     Executive agrees that he will not disclose the terms of this Agreement to anyone except his accountant or attorney, unless he is required to do so by law or court order. He further agrees that any disclosure of such terms by his accountant or attorney will be deemed to be a breach of this covenant. Because a breach of this covenant would result in damages that would be extremely difficult to ascertain or calculate, liquidated damages in the sum of $10,000 shall immediately be due from Executive to Company if this covenant is breached.
9. No Disparagement
     Executive agrees that he will not disparage Company or any of the other Released Parties in any communication, or make any statements that will reflect negatively on or harm the business interests of any of them.
10. No Raiding
     Executive agrees that, for one year following the Effective Date of this Agreement, he will not solicit or attempt to persuade any employee, consultant, representative or agent of Company or any of its subsidiaries or affiliates to terminate his or her employment or relationship with Company or its subsidiary or affiliate. Executive acknowledges that the purpose of this covenant is to enable Company and its subsidiaries and affiliates to maintain a stable workforce in order to remain in business, and that it would disrupt, damage, impair and interfere with their business if he were to engage in such solicitation.
11. Return of Company Property
     Executive acknowledges that he is required to return to Company all property belonging to Company or its subsidiaries or affiliates, and he agrees to do so promptly. This includes, but is not limited to, equipment, keys, credit cards, files, records, documents, notes, computer records, intellectual property and proprietary information of any kind. He further acknowledges that he is not permitted to remove such property from the premises of Company or its subsidiaries or affiliates or retain it in his possession, and he agrees not to do so.
12. Restrictive Covenants

     Executive agrees that should he violate any of the Restrictive Covenants outlined in Paragraphs 6, 7, 9 and 10, herein, any unvested equity grants will be immediately forfeited and all outstanding option grants will be cancelled. He further acknowledges that any gains on option exercises within six months of the violation of the Restrictive Covenant are subject to claw-back. These remedies are in addition to any and all other legal remedies.
13. Future Employment
     Executive agrees that he will not apply for employment with Company or any of its subsidiaries or affiliates at any time in the future.
14. Non-Admission of Liability
     Nothing in this Agreement shall be construed as an admission of liability by Company or any of the other Released Parties.
15. Cooperation
     Executive agrees that, if any legal action is threatened or commenced against Company or any of the other Released Parties, relating to events about which he has knowledge, he will cooperate fully with them in the defense of such action.
16. Entire Agreement
     With the exception of the Non-Disclosure Agreement and Code of Ethics referred to above, this Agreement contains the complete and exclusive agreement between Executive and Company related to the matters addressed herein, and it supersedes any other agreements for understandings between them, whether oral or in writing. Executive acknowledges that he has not relied on any oral representations concerning the effect of this Agreement.
17. Amendments and Waivers
     This Agreement may be amended or modified, and its provisions may be waived, only in a written instrument signed by Executive and Company.
18. Severability
     If any part of this Agreement is held to be unenforceable for any reason, the other parts of the Agreement will remain in effect.
19. Governing Law
     This Agreement shall be governed by and construed under the laws of the State of Florida, without regard to principles of conflict of laws.
20. Interpretation
     The rule of interpretation that ambiguities in an agreement are to be construed against the party that drafted it shall not apply to this Agreement.

21. Successors
     This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, successors and assigns.
22. Counterparts
     This Agreement may be executed in counterparts, and every signed counterpart shall have the legal effect of an original document.
23. Attorneys’ Fees
     If any arbitration or other legal proceeding is commenced to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of its reasonable attorneys’ fees and costs in the proceeding by the losing party.
24. Effective Date
     This Agreement shall become effective upon the expiration of the seven-day revocation period provided for above, unless Executive revokes it during the revocation period.

EXECUTIVE
By:

Dated:

CHICO’S FAS, INC.
By:
Manuel Jessup
Chief Human Resources Officer

Dated: